THE WYETH
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                         As Amended to January 15, 2003

I. PURPOSE

         The purpose of the Supplemental Executive Retirement Plan of Wyeth ("Supplemental Plan") is to provide a means of supplementing the benefits of the non-union employees who participate in the Wyeth Retirement Plan - United States and/or the Wyeth Retirement Plan - Canada (individually and collectively "Wyeth Plan") and who also participate in the Performance Incentive Award Plan ("PIA Plan").

II. ADMINISTRATION

         The Retirement Committee of the Corporation shall administer the Supplemental Plan and shall have the full authority to determine all questions arising in connection with the Plan, including its interpretation. The Committee's decisions shall be conclusive and binding on all persons. The Committee may adopt procedural rules and may employ and rely on legal counsel, actuaries, accountants and any other agents as may be deemed to be advisable to assist in the administration of the Supplemental Plan.

III. PARTICIPATION

         Any participant in the PIA Plan shall be eligible to receive benefits from the Supplemental Plan whenever his or her benefits from the Supplemental Plan formula exceed the amount of benefits provided under the Wyeth Plan. The benefits of this Supplemental Plan are available only to employees actively at work on or after October 28, 1982.

IV. SUPPLEMENTAL PLAN FORMULA

          A. The benefit payable under the Supplemental Plan to an employee who did not reach his Normal Retirement Date prior to October 1, 1981, shall be equal to the difference between:

               (i) the annual benefit which would be calculated, without respect to any option election, calculated to be payable as of the qualification date, under the "Final Average Annual Pension Earnings" formula (Formula E) of the Wyeth Plan - United States (or Formula C of the Wyeth Plan - Canada) assuming the "Rate of Annual Earnings" as defined in each Wyeth Plan included the annual PIA Plan award granted in each Plan Year to which such "Rate of Annual Earnings" applies, and

               (ii) the annual benefit actually payable,  under each Wyeth Plan, as of the qualification date, without respect to any option election.

               For the purpose of the above "qualification date" means the earliest of (i) the date of termination of employment, (ii) the retirement date and (iii) the Normal Retirement Date.

          B. The annual benefit payable under the Supplemental Plan, to an employee who reached his Normal Retirement Date prior to October 1, 1981, shall be equal to the difference between:

               (i) the annual benefit which would be calculated, without respect to any option election, to be payable as of the Normal Retirement Date, under the 2%/2.67% Career Average Pension Earnings formula (Formula B) of the Wyeth Plan, assuming the "Rate of Annual Earnings", as defined in the Wyeth Plan included the annual PIA Plan award granted in each Plan Year to which such "Rate of Annual Earning" applies, and

               (ii) the annual benefit actually payable under the Wyeth Plan, as of the Normal Retirement Date, without respect to any option election.

               The Supplemental Plan benefit shall be payable in accordance with the same terms and conditions which are applicable to the participant's benefit under the Wyeth Plan, including vesting and whatever optional benefits he or she may elect or have elected, in the same manner and to the same extent as provided in such Wyeth Plan.

          C. Effective as of April 1, 2001, an election by a Participant to receive a distribution of his or her benefit under the Plan in the form of a lump sum shall be effective six (6) months after the date of his or her retirement (and effective April 1, 2002, twelve (12) months after his or her retirement) (the "Deferral Period"). The plan benefit of a Participant shall be credited with interest on a quarterly basis during the Deferral Period based upon the interest rate being used to determine the value of the Refund Feature under the Wyeth Retirement Plan on the date of the commencement of the Deferral Period. Such interest rate shall be adjusted during the Deferral Period to reflect changes to the interest rate being used to determine the Refund Feature under the Wyeth Retirement Plan. In the event a Participant dies during the Deferral Period, his or her plan benefit shall be paid to his or her designated beneficiary in a lump sum payment as soon as practicable after such death, and shall be adjusted for include for interest credited during the Deferral Period.

               Notwithstanding the foregoing, a Participant may elect upon his or her retirement, in lieu of receiving a lump sum distribution from the Supplemental Plan, to transfer all or any portion of his or her plan benefit to the Wyeth Deferred Compensation Plan on the terms and conditions set forth therein, in accordance with the election procedure set forth in that plan.

V. TERMINATION

         The Supplemental Plan may be terminated or amended at any time by the Retirement Committee of the Corporation, provided that benefits vested prior to such termination or amendment shall remain unaffected unless provided for under a qualified or other non-qualified plan.

                          WYETH SUPPLEMENTAL EXECUTIVE
                          RETIREMENT PLAN (the "SERP")

                                   Appendix I

                   CONTINGENT VESTING FOR PARTICIPANTS WHO ARE
                  TRANSFERRED TO BAXTER HEALTHCARE CORPORATION


Wyeth, a Delaware corporation and Wyeth Pharmaceuticals, Inc., a New York corporation and wholly-owned subsidiary of Wyeth (together with Wyeth, the "Sellers"), entered into an agreement with Baxter Healthcare Corporation, a Delaware corporation ("Buyer"), dated as of June 8, 2002 (the "Purchase Agreement"), whereby the Sellers agreed to sell certain assets to Buyer and Buyer agreed to assume certain liabilities, in each case relating primarily to the "Business" (as defined in the Purchase Agreement). Pursuant to Section 9.2(b) of the Purchase Agreement, the SERP is hereby amended to provide that each Participant in the SERP who is a "Transferring Employee", as defined in the Purchase Agreement, shall have such Participant's service with Buyer or its Affiliates after the Closing Date (as defined in the Purchase Agreement), considered as Continuous Service under the Plan solely for the following purposes:

               (i) determining if such Participant is vested in any benefits he or she has accrued as of the Closing Date; and

               (ii) determining  eligibility  for  subsidized  early  retirement benefits in the benefits accrued as of the Closing Date upon the Participant's retirement and commencement of receipt of benefits under the SERP.

Notwithstanding the foregoing, a Participant in the SERP who is not actively at work on the Closing Date due to short-term disability or other authorized leave of absence shall have the service credit described above credited at such time as he or she returns to employment and is transferred to Buyer; provided however, that such return to employment occurs within 180 days of the Closing Date.

In no event shall any Participant described above accrue any additional retirement benefits under the SERP after the Closing Date. In addition, a Participant described above who becomes eligible for retirement, other than disability retirement, may elect to commence receipt of his or her retirement benefits in accordance with the terms and conditions of the SERP in effect at that time; provided, however, that such a Participant shall not be eligible to commence receipt of such benefits until his or her employment with Buyer or any successor thereto has terminated.